FOR IMMEDIATE RELEASE

COMPANY CONTACT:	Investor Relations Contact:
Tony M. Shelby, Chief Financial Officer	Linda Latman (212) 836-9609
(405) 235-4546	Lena Cati (212) 836-9611
The Equity Group Inc.

LSB INDUSTRIES NAMES GAIL LAPIDUS TO ITS BOARD OF DIRECTORS

Oklahoma City, Oklahoma – February 22, 2010 - LSB Industries, Inc. (“LSB” or the “Company”), (NYSE: LXU) today announced that its Board of Directors has increased the size of the Board to 14 directors and has elected Gail Lapidus to serve in the newly-created vacancy in the class of directors to stand for re-election in 2012.  The Board has determined that Ms. Lapidus is an independent director based on the New York Stock Exchange criteria.

Ms. Lapidus, age 58, is the Executive Director and CEO of Family & Children’s Services (“FCS”), a premiere human services provider in the Tulsa, Oklahoma metro area.  Ms. Lapidus has been with the 85 year old agency for 35 years and has served as its Executive Director since 1986.  During her tenure, FCS has become the largest outpatient community mental health center in the state of Oklahoma for children, families and individuals without sufficient economic resources or health insurance.  FCS, which has an annual budget of more than $33 million and a staff of over 500, has attracted national recognition and research grants for the services it provides.

Ms. Lapidus received her undergraduate degree and a Master’s Degree in Social Work from the University of Oklahoma where she was later named an inaugural inductee into the Hall of Honor for outstanding leadership in professional practice.  She has received numerous honors, including being named a finalist for the soon to be announced One Award for FCS from the Oklahoma Center for Non Profits, the Pinnacle Award 2003 in the Family Category from The Tulsa Mayor’s Commission on the Status of Women and the Tulsa Women’s Foundation.  Her honors also include recognition in 2002 from the Mental Health Association in Tulsa and a 2001 Special Award from the Community Service Council of Greater Tulsa for her work on behalf of Tulsa’s families.

Commenting, Jack Golsen, LSB’s Chairman & Chief Executive Officer, noted, “Gail has made an extraordinary contribution to the State of Oklahoma.  The number of people that she has helped through FCS and other associations, is matched only by the number she has inspired.  Gail has also proved to be a superb leader running a multi-million dollar organization, setting and meeting priorities, managing people and executing highly successful and exemplary programs.  Gail is the first woman to serve our Board.  She is well-respected for her management and communications skills, and for getting impossible jobs done.  On behalf of our entire Board, we welcome Gail.”

LSB is a manufacturing, marketing and engineering company.  LSB’s principal business activities consist of the manufacture and sale of commercial and residential climate control products, such as geothermal and water source heat pumps, hydronic fan coils, large custom air handlers, the manufacture and sale of chemical products for the mining, agricultural and industrial markets, and the provision of specialized engineering services and other activities. LSB Industries is included in the Russell 2000 Index and the Russell 3000 Index.

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